Exhibit 10.1

Execution Copy

MERGER TERMINATION AGREEMENT

This MERGER TERMINATION AGREEMENT (“Agreement”) is entered into as of the 16th day of December, 2008, by and among Chaparral Energy, Inc., a Delaware corporation (“Parent”), Chaparral Exploration, L.L.C., a Delaware limited liability company and a wholly owned subsidiary of Parent (“Sub,” and together with Parent, the “Parent Parties”), and Edge Petroleum Corporation, a Delaware corporation (“Edge”).

I.

RECITALS

1.1           On July 14, 2008, Parent, Sub and Edge executed that certain Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Edge would be merged with and into Sub pursuant to the terms and conditions set forth in the Merger Agreement.

1.2           After due consideration, the Parent Parties and Edge believe that the closing conditions set forth in the Merger Agreement will not be met on or before the Outside Date (as defined in the Merger Agreement), and desire to terminate the Merger Agreement, effective upon execution of this Agreement, by mutual written agreement pursuant to Section 7.1(a) of the Merger Agreement.

1.3           Parent and Edge having determined to enter into this Agreement, on December 16, 2008, Parent, Edge, Magnetar Financial LLC (on behalf of itself and its Affiliates (as defined therein), “Magnetar”), Investment Partners II (B), LLC (“Investment Partners”), QRA SR, LLC (“QRA”), Triangle Peak Partners Private Equity, LP (“Triangle Peak”), and, together with Magnetar, Investment Partners and QRA, the “Series B Investors”) and Post Oak Energy Capital, LP (“Post Oak”) executed a Termination and Settlement Agreement, pursuant to which, among other things, (i) Parent and the Series B Investors terminated the Stock Purchase Agreement dated July 14, 2008 by and between Parent and Magnetar and related assignment and assumption agreements with the Series B Investors, (ii) Parent and Post Oak terminated that certain Letter of Intent dated June 16, 2008, (iii) the parties agreed to specified release and indemnification provisions, (iv) Parent granted Magnetar Financial LLP an option to invest in Parent’s common stock and (v) Magnetar, on behalf of the Series B Investors and Post Oak, agreed to make a $5.0 million payment to Chaparral in respect of the termination, $1.5 million of which Parent has directed Magnetar to pay to Edge on Parent’s behalf to reimburse Edge for certain expenses.

NOW, THEREFORE, in consideration of the premises and mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

II.

TERMS OF TERMINATION

2.1                   Termination of the Merger Agreement.   Upon execution of this Agreement, the Merger Agreement, including, without limitation, provisions of the Merger Agreement that by their terms would otherwise have survived termination of the Merger Agreement, is terminated and shall be of no further force and effect.

2.2                   Confidentiality.   Parent and Edge shall each file this Agreement as an exhibit to a current report on Form 8-K to be filed by each of Parent and Edge announcing the execution of this Agreement. The Parent Parties and Edge hereby agree that the Confidentiality Agreements dated March 17, 2008 and April 17, 2008 by and between Edge and Parent shall survive according to their respective terms.

2.3                   Release by the Parent Parties.  Upon full compliance with and performance of the terms stated herein, the Parent Parties, on their own behalf and, to the fullest extent allowed by law, on behalf of those claiming through them, hereby agree to and shall release and discharge Edge and its subsidiaries and affiliates, and their respective directors, officers, employees, shareholders, predecessors, heirs, successors, assigns, agents and representatives (collectively, the “Edge Released Parties”), from any and all claims, liabilities, demands and causes of action known or unknown, fixed or contingent, except for any obligations created by this Agreement, that they now have against the Edge Released Parties or that might subsequently accrue to them against any of the Edge Released Parties by reason of any matter or thing arising out of or in any way related with the Merger Agreement.  Notwithstanding anything to the contrary herein, the Parent Parties are not releasing or discharging Edge from any obligation (i) created by this Agreement, (ii) arising under the Confidentiality Agreements dated March 17, 2008 and April 17, 2008 by and between Edge and Parent or (iii) relating to the El Fortunado prospect agreement between Chaparral Energy, L.L.C. and Edge Petroleum Exploration Company dated August 19, 2008, as amended on November 25, 2008.

2.4                   Release by Edge.  Upon full compliance with and performance of the terms stated herein, Edge, on its own behalf and, to the fullest extent allowed by law, on behalf of those claiming through it, hereby agrees to and shall release and discharge the Parent Parties and their subsidiaries and affiliates, and their respective directors, officers, employees, shareholders, predecessors, heirs, successors, assigns, agents and representatives (collectively, the “Parent Released Parties”), from any and all claims, liabilities, demands and causes of action known or unknown, fixed or contingent, except for any obligations created by this Agreement, that it now has against the Parent Parties or that might subsequently accrue to it against the Parent Parties by reason of any matter or thing arising out of or in any way related with the Merger Agreement.  Notwithstanding anything to the contrary herein, Edge is not releasing or discharging the Parent Released Parties from any obligation (i) created by this Agreement, (ii) arising under the Confidentiality Agreements dated March 17, 2008 and April 17, 2008 by and between Edge and Parent or (iii) relating to the El Fortunado prospect agreement between Chaparral Energy, L.L.C. and Edge Petroleum Exploration Company dated August 19, 2008, as amended on November 25, 2008.

2.5                   General Release.  Each of the parties agrees and warrants that, subject to the terms and conditions hereof, the releases set forth in this Agreement are general releases as to any claim that any of the parties to this Agreement have, or could have in the future based on facts and circumstances existing on the date of this Agreement, relating to the Merger Agreement, and that each such party acknowledges and generally waives and assumes the risk of any claims for injuries and/or damages (arising from or related in any way to the Merger Agreement) of which such party does not know or suspect to exist (whether through ignorance, oversight, error, negligence or otherwise), which if known would materially affect such party’s decision to enter into this Agreement.  In this regard, each party (only for itself) warrants and represents that such party assumes the risk that the facts and/or law may be different than what such party believes.

III.

ADDITIONAL AGREEMENTS

3.1           Disclaimer of Liability.  The parties hereto agree and acknowledge that this Agreement and all actions taken pursuant to it are done and accepted as a full and complete compromise of all matters addressed by this Agreement; that neither this Agreement nor any actions undertaken in connection therewith by the parties hereto, their attorneys, or representatives, shall be considered admissions by any of said parties; and that no past or present wrongdoing, fault, or failure on the part of any party or its or their representatives, agents, or employees, shall be implied or inferred from such matters or such actions.  Neither this Agreement nor any of its terms shall be offered or received in evidence in any proceeding or utilized in any manner whatsoever as an admission or any evidence of any wrongdoing, default, or failure of any nature, or any liability therefor, on the part of any party hereto, their agents, representatives, officers, or employees; provided, however, that nothing contained in this paragraph shall prevent this Agreement from being used, offered, or received into evidence in any proceeding to approve, enforce, or otherwise effectuate this Agreement.

3.2           Representations and Warranties.   Each party acknowledges, represents, warrants, and confirms the following:

(a)           Such party has carefully read and understand the effect of this Agreement  and has had the assistance of separate counsel in carefully reviewing, discussing, and considering all terms of this Agreement.

(b)           Such party is executing this Agreement as its free and voluntary act, without any duress, coercion, or undue influence exerted by or on behalf of any party.

(c)           Except as otherwise provided herein, this Agreement constitutes the entire compromise and release agreement between the parties hereto (except for the express obligations contained herein) and is a final and complete release of those matters set forth herein and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof.

(d)           Such party has all requisite power and authority, as applicable, to execute and deliver this Agreement. No consent, approval, waiver, order, permit, or authorization is required to be obtained from, and no declaration, filing or registration is required to be made with, any person by such party in connection with the execution, delivery, and performance of this Agreement.

(e)           That the person executing this Agreement on behalf of a party is legally competent and able to execute this Agreement.

(f)            That the person executing this Agreement on behalf of such party is authorized to execute and deliver this Agreement in the capacities indicated hereon and has the power and authority to bind those on whose behalf he signs this Agreement and to perform their obligations hereunder.

(g)           That such party is the sole and exclusive owner of any claims and that such party has not assigned, pledged and/or otherwise in any manner whatsoever sold, transferred or otherwise encumbered, either by instrument in writing or otherwise, all or any portion of such claims.

(h)           That before executing this Agreement, such party has fully informed itself of this Agreement’s terms, contents, conditions and effects and that such party fully and completely understands this Agreement and all of its terms, contents, conditions and effects.

(i)            That such party has not filed or caused to be filed any lawsuit, action or proceeding against any other party that arises out of, concerns and/or in any way relates to the Merger Agreement.

3.3           No Recitals.          The parties agree that the terms of this Agreement are contractual and, other than Article I, are not mere recitals.

3.4           Binding Effect and Execution.  This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns, and shall be for the benefit of the Edge Released Parties and the Parent Released Parties.  This Agreement may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

3.5           Survival. If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

3.6           Litigation.  In any action to enforce or construe the provisions of this Agreement, the prevailing party shall be entitled to recover all reasonable costs and expenses incurred by that party related thereto, including the reasonable fees and expenses of its attorneys.

3.7           GOVERNING LAW, JURISDICTION, AND VENUE.  THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF

THE STATE OF DELAWARE, WITHOUT REFERENCE TO PRINCIPLES OF CHOICE OR CONFLICT OF LAW, AND ALL PARTIES HERETO EXPRESSLY AGREE THAT EXCLUSIVE JURISDICTION AND VENUE OF ANY DISPUTE WITH RESPECT TO THIS AGREEMENT AND ANY ACTION FOR INDEMNIFICATION HEREUNDER SHALL BE IN A COURT OF APPROPRIATE JURISDICTION IN THE STATE OF DELAWARE.

3.8           ENTIRETIES.  EXCEPT AS OTHERWISE PROVIDED HEREIN, THIS DOCUMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES ABOUT THE SUBJECT MATTER OF THIS AGREEMENT AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of day and year first above written.

“Parent”	Chaparral Energy, Inc.

	By:	/s/ Mark A. Fischer
Mark A. Fischer
President and Chief Executive Officer

“Sub”	Chaparral Exploration, L.L.C.

	By:	/s/ Mark A. Fischer
Mark A. Fischer
Manager

“Edge”	Edge Petroleum Corporation

	By:	/s/ John W. Elias
John W. Elias
Chairman, President and Chief Executive Officer

Signature Page for Chaparral/Edge Merger Termination Agreement.